Exhibit 24

LIMITED POWER OF ATTORNEY

I, Ralph M. Norwood, of 56 Fox Hill Road, Wellesley, Massachusetts, hereby make, constitute and appoint Carl H. Guild, Jr. of Andover, Massachusetts and Michael P. Malone of Littleton, Massachusetts, each acting individually and in their capacity as officers and directors of Technical Communications Corporation, my true and lawful attorney in fact (my “Attorney”), in my name and on my behalf, to do all things necessary with respect to the preparation, execution and filing of documents as required under Section 16 of the Securities Exchange Act of 1934, as amended, hereby ratifying and affirming that which my Attorney shall lawfully do or cause to be done by virtue of the powers herein conferred. The authority granted hereby is limited to the purposes set forth herein.

This power of attorney shall not be affected by my subsequent disability or incapacity. My Attorney shall not be required to post bond of any nature in connection with this limited power of attorney.

IN WITNESS WHEREOF, the undersigned has executed this Limited Power of Attorney as a sealed instrument this 21st day of May, 2019.

      /s/ Ralph M. Norwood

Ralph M. Norwood

COMMONWEALTH OF MASSACHUSETTS	)
)
CITY/COUNTY OF Bristol	)

The undersigned, a Notary Public in and for the aforesaid jurisdiction, does hereby certify that RALPH M. NORWOOD, party to a certain Limited Power of Attorney bearing date on the 21st day of May, 2019, who is personally known to me (or satisfactorily proven), personally appeared before me in said jurisdiction, and acknowledged that he executed the foregoing Limited Power of Attorney for the purposes therein contained.

Given under my hand and seal this 21st day of May, 2019.

      /s/ Karen Warchol

Notary Public Name: Karen Warchol

My commission expires: December 12, 2019